Exhibit 99.2

The Bancorp, Inc. Announces a $74 Million Capital Raise
Wilmington, DE, August 8, 2016 – The Bancorp, Inc. (the "Company") (NASDAQ: TBBK) announced today that it has entered into a securities purchase agreement with certain institutional and accredited investors pursuant to which the Company sold an aggregate of 7,560,000 of the Company's common stock, par value $1.00 per share, at a purchase price of $4.50 per share (the "Common Stock"), and 40,000 shares of a new series of preferred stock, Series C mandatorily convertible cumulative non-voting perpetual preferred stock, par value $0.01 per share, at a purchase price of $1,000 per share (the "Series C Preferred Stock"), in a private placement (the "Private Placement") for total gross consideration of approximately $74 million.  The Company intends to use the proceeds to make investments relating to its business and for general corporate purposes. The securities purchase agreement contains representations, warranties, and covenants of the Company and the investors that are customary in private placement transactions and is subject to customary closing conditions.

The Series C Preferred Stock will automatically convert into Common Stock following and subject to stockholder approval as required by applicable NASDAQ Stock Market rules. The Series C Preferred Stock will have a conversion price of $4.50 per share, and the Company has agreed to file a registration statement for the converted shares as well as the Common Stock discussed above. If, by October 1, 2016, the Series C Preferred Stock remains outstanding, it will begin accruing a 12% annual cash dividend. The Series C Preferred Stock will rank senior to all Common Stock.

Upon closing of the private placement and receipt of regulatory approvals, two investors will be entitled to have one representative each appointed to both the Company's and The Bancorp Bank's board of directors.

Piper Jaffray & Co. served as the exclusive placement agent for the private placement and as financial advisor to the Company and the Bank.

The Company also announced that it has entered into an agreement allowing certain directors and executive officers of the Company to purchase an aggregate of 1,025,000 shares of Common Stock at $4.50 per share, contingent upon the Company obtaining stockholder approval as required by applicable NASDAQ Stock Market rules.  Upon satisfaction of these conditions, the Company expects to issue the Common Stock for additional proceeds of $4.6 million.

Damian Kozlowski, The Bancorp's Chief Executive Officer, said, "This capital will ensure that we will have an adequate foundation to support our clients and maintain revenue growth, while we enhance the productivity and efficiency of our platform."

For additional information regarding the terms and conditions of the transactions described in this press release, please refer to the Current Report on Form 8-K, which the Company expects to file with the Securities and Exchange Commission on or about August 8, 2016.

Investments discussed in this press release involve the sale of securities in private transactions that have not been registered under the Securities Act of 1933 and will be subject to the resale restrictions under that Act. The securities being sold in the private placement may not be offered or sold absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The Bancorp

With operations in the US and Europe, The Bancorp, Inc. (NASDAQ: TBBK) is dedicated to serving the unique needs of non-bank financial service companies, ranging from entrepreneurial start-ups to those on the Fortune 500. The company's chief financial institution, The Bancorp Bank (Member FDIC, Equal Housing Lender), has been repeatedly recognized in the payments industry as the Top Issuer of Prepaid Cards (US), a top merchant sponsor bank, and a top ACH originator. Specialized lending distinctions include National Preferred SBA Lender, a leading provider of securities-backed lines of credit, and one of the few bank-owned commercial leasing groups in the nation. For more information please visit www.thebancorp.com.

Forward-Looking Statements

Statements in this press release include "forward-looking statements" that involve risks and uncertainties. These statements include, without limitation, (i) statements regarding the private placement and (ii) statements preceded by, following, or that include the words "may," "believe," "will," "expect," "look," "anticipate," "estimate," "continue," or similar words.  These statements are based on the current believe and expectations of the Company's management team that are subject to change based on various factors (many of which are beyond the Company's control).  For further discussion of the risks and uncertainties to which these forward-looking statements may be subject, see Bancorp's filings with the SEC, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2015 and subsequent filings. These risks and uncertainties could cause actual results to differ materially from those projected in the forward-looking statements. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this presentation, except as may be required under applicable law.

The Bancorp, Inc. Contact
Andres Viroslav
215-861-7990
aviroslav@thebancorp.com